Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 15th day of October, 2002, between RANDY BAYNE (hereinafter referred to as “Employee”) and VARITEK INDUSTRIES, INC., a Texas corporation, by and through its Board of Directors (hereinafter referred to as “Employer”, “Company”, or “Varitek”).

IN CONSIDERATION of the mutual promises set forth below, Employee and Employer hereby agree as follows:

1. Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to provide services to Employer in the position of PRESIDENT and CHIEF EXECUTIVE OFFICER upon the terms and conditions hereinafter set forth.

2. Duties. Employee shall perform the duties and responsibilities set forth in Exhibit “A” during the term of this Agreement. Employer and Employee agree that Employee will be nominated to serve as a full voting member of the Board of Directors of Employer during the term of his employment and thereafter so long as he is re-elected by the then voting shareholders of the Company.

3. Term of Agreement. The parties agree that the initial term of this Agreement shall be three (5) years commencing October 15, 2002 (each year being referred to herein as a “Contract Year”), in addition Employee shall have the option, in Employee’s sole discretion, subject to the provisions regarding termination set forth in this Agreement, to extend and renew this Agreement twice, for one (1) additional Contract Year (as defined herein) period per renewal. Such renewals shall become automatically effective so long as Employee has not provided Employer with written notice of Employee’s intention to terminate. In the event Employee intends to not renew this Agreement, then Employee shall be required to provide written notice of termination no less than 60 days in advance of the expiration date of the then current Contract Year.

4. Termination. Should Employer terminate this Agreement and Employee’s employment for any reason other than for Cause as defined herein, and/or breach of any material provisions of this Agreement, and further excluding the case in which Employee shall resign in the absence of Employer’s breach, Employer shall within thirty (30) days thereafter (“Severance Payment Date”) tender to Employee a lump sum cash payment equal to: (A) Employee’s then current wages and projected bonus for the remainder of the current Contract Year plus, (B) an amount equal to the total compensation that would have been due for the following full Contract Year including any and all benefits, projected bonuses, vacation pay, and incentives in place at the time of such termination. On the first anniversary of the Severance Payment Date, the Employer shall pay a sum equal to the present value (10% discount rate) of the balance due based on the full value for the remainder of the existing term of this Agreement including all extensions available to Employee hereunder, plus an amount equal to all taxes, penalties, or assessments of any nature that Employee shall incur in connection with such lump sum payment as described in Section 11. The amount of such tax payment shall be computed by a reputable un-conflicted accounting firm selected by Employee and paid for by the Company. In addition, at the time of such termination, all unvested options shall become fully vested and exercisable

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pursuant to the terms of the Employee Stock Option Agreement attached hereto as Exhibit “B”, and as it may be amended from time to time during the term of this Agreement.

Notwithstanding any contrary provision set forth hereinabove, Employer shall have the right, at its option, to terminate this Agreement for Cause as defined herein, provided, however, that prior to terminating Employee for Clause, Employer shall give Employee at least sixty (60) business days’ written notice of an intent to terminate for Cause, which notice shall specify the nature and detail of such Cause, and, if Employee cures such Cause within such sixty (60) day period, this Agreement shall remain in full force and effect.

Employer may also terminate the employment of Employee hereunder upon the death of Employee or upon Employee’s inability by reason of sickness or disability to perform his obligations for a period of more than one hundred eighty (180) days consecutively without payment of the lump sum described above, however upon such termination, the Company shall exercise every reasonable effort to insure that Employee’s vesting schedule for any and all unvested options for shares of Employer’s stock shall be immediately accelerated so that all unvested options shall become fully vested at the time of such termination.

Employee may terminate his employment hereunder for Good Reason as defined herein, upon at least thirty (30) days’ prior written notice to Employer, which notice shall specify the Good Reason, provided that if Employer cures such Good Reason within such thirty (30) day period, this Agreement shall remain in full force and effect. In the event of a termination by Employee with Good Reason as aforesaid, the severance payments and vesting of employee stock options as described above shall be due and paid as if Employee had been terminated without cause.

5. Employee Working Conditions. Employer agrees that, during the term of this Agreement, Employer: (1) shall treat Employee with respect and professional courtesy commensurate with Employee’s position; (2) shall provide, establish and maintain reasonable working conditions for Employee and abide by all state, federal and local employment regulations and laws; (3) shall not, without the express written consent of Employee, alter or significantly reduce the duties and responsibilities assigned to Employee as set forth in Exhibit “A” to this Agreement; (4) shall not, without Employee’s express written consent, reduce or relocate the facilities and perquisites made available to Employee at the time this Agreement is executed and as enhanced during the term of this Agreement; (5) shall not materially reduce the type or level of Employee benefits to which Employee is entitled at the time this Agreement is executed and as enhanced during the term of this Agreement; and (6) shall allow Employee to perform his duties from locations other than the Employer’s place of business. At such time as the parties mutually agree to location of the corporate offices, Employee shall within a reasonable time thereafter arrange to be present at the corporate offices from time to time on a regular basis demonstrating a presence commensurate with his position.

6. Salary and Performance Bonuses: As consideration for Employee’s services as set forth in Exhibit “A” to this Agreement, Employee agrees to accept and Employer agrees to pay Employee an initial salary of Two Hundred Thousand Dollars ($200,000) per year, to be paid twice per month in twenty-four equal installments. The base salary will be reviewed immediately after the Employer raises additional capital of not less than $3.5 million after March

1, 2003. Additionally, Employee shall be entitled to annual review and increase in annual salary commensurate with executives in a similar position of responsibility. As further consideration for Employee’s services, Employee shall be eligible to participate in the Profit Sharing Plan attached as Exhibit “C”.

7. Expenses: In addition, Employer will reimburse Employee for all reasonable expenses incurred in the course of performing services for Employer, including but not limited to travel and entertainment expenses. The CEO or CFO of the Employer must approve any expense in excess of $10,000. Upon execution of this Agreement, the Employee shall submit for approval his expenses incurred on behalf of the Employer to the date of this Agreement.

8. Common Stock Options. Subject to customary anti-dilution clauses, and as further consideration for Employee’s services, upon execution of this Agreement, Employee shall receive options to acquire common stock of the Employer in accordance with the following schedule: One million two hundred thousand (1,200,000) options to purchase the common stock of the Company, with a two year vesting period with one Million (1,000,000) options vesting immediately and an additional 100,000 options vesting on each anniversary until all options are fully vested; provided, however, that the vesting schedule shall immediately accelerate with all options being fully vested if this Agreement shall terminate for reasons other than Employee’s termination by the Company for Cause or Employee’s resignation, where such resignation occurs in the absence of Good Reason or Employer’s breach of this Agreement. In the case of a termination with Cause, or an Employee resignation without Good Reason, the Option Agreement shall instead provide for vesting only through the date of termination and upon termination, an exercise period of ninety (90) days thereafter shall apply. The exercise price of all stock options granted under this Agreement shall be $1.00 per share. Said stock options shall be granted pursuant to a Stock Option Plan. The Stock Option Grant Agreement shall be attached to this Agreement as Exhibit “B”.

9. Acceleration of Options. In addition to the provisions for acceleration set forth in paragraphs 8 and 14, upon the occurrence of any of the following events at a time while Employee holds outstanding options or is entitled to future options to purchase Company Stock, the Company shall take whatever measures are necessary to insure that all such options shall be immediately vested and exercisable in full:

(i) the acquisition described in clause (i) of the definition of Change of Control;

(ii) the change in the composition of the Board of Directors described in clause (ii) of such definition;

(iii) the shareholder approval or adoption described in clauses (iii) or (iv) of such definition;

(iv) the commencement date of any tender offer subject to the terms of Section 14(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or exchange offer subject to the terms of the Securities Act of 1933, as amended (the “Securities Act”), or any other offer or series of offers to purchase for cash, or to exchange for securities of a person other than the Company or any of its affiliates, Varitek Common Stock by any “person” or “group” of persons (as such terms are used in Rule 13d of the Exchange Act) other than an offer or offers by Varitek or by employee benefit plan(s) sponsored by Varitek (“Tender Offer”) if such person or group would hold 30% or more of the then outstanding Varitek Common Stock after the consummation of the Tender Offer.

10. Benefits. Employee shall be provided health and welfare benefits including but not limited to medical (Employee and family), dental (Employee and family), disability and life insurance and vacation and sick leave on the same terms and conditions as similarly situated senior executive level employees. Long-term disability insurance shall be fully paid during all periods of eligibility requiring premium. Employee shall be eligible to participate in any Employer provided 401(k) plans on the same terms and conditions as Randy Bayne or the most senior executive officer of the company. In addition, Employee shall be entitled to qualify for and participate in all other Employer benefit plans, bonus programs and stock option programs, if any, in accordance with the terms of such plans and programs. Employee will also be provided other benefits as described by exhibit hereto.

11. Gross-Up of Parachute Payments

(a) To provide Employee with adequate protection in connection with Employee’s ongoing employment with the Company, this Agreement or other incentive plans of the Company provide Employee with various benefits in the event of termination of Employee’s employment with the Company pursuant to Section 4, or during the Protected Period. If Employee’s employment is terminated in connection with a “change of control” of the Company, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then a portion of those benefits could be characterized as “excess parachute payments” within the meaning of Section 280G of the Code. The parties hereto acknowledge that the protections set forth in this Section 11 are important, and it is agreed that Employee should not have to bear the burden of the excise tax that might be levied under Section 4999 of the Code or any similar provision of state or federal law, in the event that any portion of the benefits payable to Employee pursuant to this Agreement or the other incentive plans of the Company are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 11.

(b) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution (including income recognized by Employee upon the early vesting of restricted property or upon the exercise of options whose exercise date has been accelerated) by the Company or any other person to, or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any similar provision of state or federal law or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay an additional payment (a “Gross-Up Payment”), in an amount such that after payment by Employee of all taxes

(including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to one hundred percent (100%) of the Excise Tax imposed on the Payments.

(c) In the event of any dispute as to the applicability or amount of any Gross-Up Payment, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm regularly employed by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Employee within 15 business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm will be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written statement that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding on the Company and Employee unless and until a final determination is received from the Internal Revenue Service indicating a contrary result. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments may not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and the Company to or for the benefit of Employee shall promptly pay any such Underpayment, consistent with the maximum limitation stated in paragraph 11(b) above. In the event it is determined by the Accounting Firm that the Gross Payments previously made by the Company exceeded the limitations stated in paragraph 11(b) above, upon written notice from the Company, accompanied by a copy of the Accounting Firm’s calculation of same, the amount of such overpayment shall be promptly paid by the Employee to the Company.

12. Salary/Bonus Deferral. Employer may request Employee to defer payment and receipt of a portion of salary and bonuses due to Employee for a period of not more than six (6) months from the date this Agreement is executed, provided Employer agrees to pay, a.) that portion of the deferred compensation necessary to pay any and all taxes on the deferred amount plus, b.) reasonable interest on the deferred amount, both a) and b) are as determined by Employee’s accountant, and provided that deferrals shall be limited as follows. Employee’s gross monthly income excluding the tax payment for the deferred amount shall not be less than Ten Thousand and 00/100 Dollars ($10,000.00) as a result of the deferral.

13. Other Interests. In addition, during the term of this Agreement, Employee shall be allowed to pursue other business interests and/or professional pursuits, provided that Employee’s pursuit of other business interests shall not materially diminish Employee’s performance of his duties as set forth herein.

14. Termination Due To Disability. In the event Employee becomes permanently disabled and Employee’s physician determines Employee is unable to perform his regular or customary duties as a result of the disability (and the Employer is unable to reasonably accommodate Employee’s disability), Employer agrees to pay Employee’s then current compensation for a six-month period or until such time as Employee’s long term disability insurance benefits in an amount not less than sixty percent (60%) of his then-current salary shall commence. In addition, upon such termination, the Company will exercise every reasonable effort to cause Employee’s vesting schedule for any and all unvested options granted herein for shares of Employer’s stock to be immediately accelerated such that all unvested options shall become fully vested at the time of such termination.

15. Health and Welfare. As further consideration for Employee’s services, Employer agrees to provide after termination of this Agreement and at the Employer’s expense, health and welfare insurance benefits to Employee under the same terms and conditions as provided to Employee during the term of this Agreement to the maximum extent allowed by COBRA. Employee’s benefits shall also include a life insurance policy in a death benefit amount of not less than One Million ($1,000,000) naming Megan Bayne, or such other parties as Employee may designate from time to time, as beneficiary; also remaining in effect for the period of time COBRA health insurance benefits continue.

16. No Mitigation Obligation. The Company acknowledges that it will be difficult and may be impossible (i) for Employee to find reasonably comparable employment following termination of Employee’s employment and (ii) to measure the amount of damages which Employee may suffer as a result of the termination of Employee’s employment. Accordingly, all amounts paid to Employee under this Agreement following Employee’s termination of employment are acknowledged by the Company to be reasonable and to be liquidated damages, and Employee will not be required to mitigate the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

17. Trade Secrets. Employee will, in the course of his duties on behalf of Employer, be advised of certain business matters and affairs of Employer regarding its clients and the management of its business. The duties performed by Employee for Employer place him in a position of trust and confidence with respect to certain trade secrets relating to the business of Employer and not generally known to the public. Employee will not, either during the term of his employment or any time in the future, directly or indirectly:

(a) disclose or furnish, directly or indirectly, to any other person, firm, agency, corporation, client, business, or enterprise, any trade secrets acquired by him during the term of this Agreement except in confidence in the ordinary course of the Company’s business where appropriate to serve the interests of the Company.

(b) individually or in conjunction with any other person, firm, agency, company, client, business, or corporation, employ or cause to be employed any trade secret in any manner whatsoever, except in furtherance of the business of Employer.

Notwithstanding any contrary provision set forth hereinabove, and without limiting the scope of the covenants made by Employee in this Paragraph 17, Employee agrees that Employee shall, from time to time, subscribe to and execute agreements with the Company in the form and content subscribed to and executed by other employees of the Company to protect the Company’s trade secrets and proprietary information.

18. Corporate Authority. Employer acknowledges and agrees that Employer has the full authorization of its Board of Directors to enter into and perform all aspects of this Agreement from and after the date it is executed.

19. Breach. Each party to this Agreement shall indemnify and hold the other harmless for any and all losses, costs, damages, expenses, (including attorneys’ fees) incurred by the indemnified party arising out of such party’s breach of this Agreement or any part thereof, regardless of the judgment or decisions arising therefrom. All such losses, costs, damages, expenses and fees shall be paid within thirty (30) days following tender of a written request. The provisions of this Section 19 will survive the term of this Agreement, and termination of Employee’s employment for any reason whatsoever.

20. Policies. No change in Employer policy, rules or regulations shall alter, modify or revoke any provision of this Employment Agreement to the detriment of Employee.

21. Indemnity and Hold Harmless. To the fullest extent provided by the law, Employer agrees Employer shall indemnify and hold Employee harmless from any and all liabilities and/or losses, costs, damages or expenses, (including attorney’s fees) incurred by Employee in the course and scope of Employee’s duties for Employer or related in any way to Employee’s association with Employer as an employee, officer and/or director, including but not limited to, liabilities arising from shareholder derivative or direct law suits. Employer shall fully insure Employer’s ability to so indemnify Employee and shall present evidence of such insurance coverage reasonably satisfactory to Employee within thirty (30) days of the execution of this Agreement and from time to time thereafter as may be reasonably requested by Employee. The provisions of this Section 21 will survive the Term of this Agreement, and termination of Employee’s employment for any reason whatsoever.

22. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

23. Assignment. This Agreement is personal to Employee, and Employee shall not, outside the normal course of business, assign any of Employee’s rights or delegate any of Employee’s duties hereunder without the prior written consent of the Company. Neither Employee nor Employee’s spouse will have the right to commute, encumber, or otherwise dispose of any future payments due under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee’s covenant not to compete with such operations, products or services without Employee’s written consent. The Company shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance reasonably satisfactory to Employee, all of the obligations of the Company under this Agreement. As used in this Agreement, the term “Company” means the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

24. Severability. Employer and Employee agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

25. Confidentiality. Employee and Employer agree that they shall keep the terms of this Agreement entirely confidential, except as and to the extent required to be disclosed by applicable law, code or regulation.

26. Jurisdiction and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. The parties agree that any claim or action arising out of this Agreement shall be arbitrated in accordance with the arbitration provisions and guidelines set forth on Exhibit ”D” attached hereto and incorporated herein by this reference. The parties anticipate that all disputes hereunder shall be arbitrated; provided, however, that any matter not subject to arbitration as a matter of law shall be brought in a court of competent jurisdiction in the county and judicial district in which the principal offices of the Company are located at the time the action is commenced.

27. Entire Understanding. This Agreement contains all the understandings and agreements between the parties concerning Employee’s employment. This Agreement replaces any and all prior agreements between Employee and Employer related to Employee’s employment and any and all such prior Agreements are hereby canceled.

28. Attorney’s Fees Reimbursement. Employer agrees to reimburse Employee for Employee’s reasonable attorney fees incurred by Employee in connection with the negotiation, interpretation, arbitration and/or execution of this Agreement.

29. Definitions:

(a) Cause: When used in connection with the termination of employment with the Company, means the termination of Employee’s employment by the Company by reason of (i) the conviction of Employee of a crime involving a felony by a court of competent jurisdiction as to which no further appeal can be taken; (ii) the proven commission by Employee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by Employee; (iv) the willful, continued and unreasonable failure by Employee to perform material duties assigned to Employee and agreed to by Employee after reasonable notice and opportunity to cure such performance; (v) the knowing engagement by Employee in any direct, material conflict of interest with the Company and which is a specific violation of the Company’s conflict of interest policy, if any, then in effect; (vi) the knowing engagement by Employee, without the written approval of the Board of Directors of the Company, in any activity which directly competes with the business of the Company or any of its Affiliates or which would result in material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company’s Insider Trading Policy or Business Ethics Policy, if any, then in effect.

(b) Change of Control: means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Designated Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) of 30% or more of either: (1) the then outstanding shares of Common Stock of Varitek (the “Outstanding Varitek Common Stock”) or (2) the combined voting power of the then outstanding voting securities of Varitek entitled to vote generally in the election of directors (the “Outstanding Varitek Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control if, (i) any acquisition of Common Stock of Varitek or Outstanding Varitek Voting Securities directly from Varitek, (ii) any acquisition of Common Stock of Varitek or Outstanding Varitek Voting Securities by Varitek, (iii) any acquisition of Common Stock of Varitek or voting securities of Varitek by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by Varitek or any Outstanding Varitek Voting Securities by any corporation controlled by Varitek and approved by the Incumbent Board, or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of paragraph (iii) of this definition are satisfied; or

(ii) individuals who, as of the date hereof, constitute the entire Board of Directors of Varitek (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Varitek (the “Board “); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Varitek shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including, without limitation, the proposed Board members, plus the slot designated for the chairman of the audit committee to be elected at our next meeting of shareholders) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule l4a-1 1 of the Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (2) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board; or

(iii) approval by the shareholders of Varitek of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns Varitek through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Varitek Common Stock and Outstanding Varitek Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Varitek Common Stock or Outstanding Varitek Voting Securities, as the case may be, (2) no Designated Person (excluding Varitek, any employee benefit plan(s) (or related trust(s)) of Varitek and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Varitek Common Stock or Outstanding Varitek Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) approval by the shareholders of the Varitek of: (1) a complete liquidation or dissolution of Varitek or (2) the sale or other disposition of all or substantially all of the assets of Varitek, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% (or such greater percentage as may be approved by the Incumbent Board) of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Varitek Common Stock and Outstanding Varitek Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Varitek Common Stock and Outstanding Varitek Voting Securities, as the case may be, (B) no Designated Person (excluding the Varitek and any employee benefit plan (or related trust) of Varitek and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of the Outstanding Varitek Stock or Outstanding Varitek Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% (or such lesser percentage as may be approved by the Incumbent Board) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of Varitek.

(c) Confidential Information: includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by Employee or jointly with others, which concerns the affairs of the Company or its Affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company or any of its Affiliates and information made available to the Company or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to the Company or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which the Company has expressly given Employee the right to disclose pursuant to written agreement.

(d) Contract Year: shall mean during the term of employment, each year of the Employee’s employment with the company beginning on the anniversary date of execution of this Employment Agreement and continuing 365 days thereafter, ending on that day which is immediately preceding the execution anniversary date for the following year.

(e) Good Reason: means the occurrence of any of the following events:

(i) Employee is assigned any duties materially inconsistent with, or diminished from, Employee’s positions, duties, responsibilities and status with the Company immediately prior to the commencement of the Protected Period, or Employee’s status, reporting responsibilities, titles or offices are materially diminished from those in effect immediately prior to the commencement of the Protected Period, or Employee is removed from or is not re-elected or appointed to any of such responsibilities, titles, offices or positions, or Employee’s duties and responsibilities are materially increased without a corresponding increase in the Employee’s compensation (such increase in compensation to be satisfactory to Employee, in Employee’s sole reasonable judgment), except in each case in connection with the termination of Employee’s employment by the Company for Cause or on account of disability, or as a result of the Employee’s death, or by the Employee for other than Good Reason; or

(ii) Employee’s Annual Base Salary is reduced from that in effect immediately prior to the commencement of the Protected Period or as the same may be increased from time to time thereafter; or

(iii) The Company fails to continue in effect any benefit or compensation plan, including, but not limited to, the annual bonus plan, qualified retirement plan, executive life insurance plan and/or health and accident plan, in which Employee is participating immediately prior to the commencement of the Protected Period, or plans providing, in the sole reasonable judgment of Employee, Employee with substantially similar benefits, or the Company takes any action that would adversely affect Employee’s participation in or reduce Employee’s benefits or compensation under any of such plans (excluding any such action by the Company that is required by law); or

(iv) The Company’s principal executive offices are relocated at any time following a Change in Control more than 20 miles from where such offices were located immediately prior to such Change in Control; or

(v) The Company requires Employee at any time following a Change in Control to relocate more than 20 miles from where Employee’s office was located immediately prior to such Change in Control; or

(vi) The amendment, modification or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company that was in effect immediately prior to the commencement of the Protected Period, if such amendment, modification or repeal would materially adversely affect Employee’s rights to indemnification by the Company; or

(vii) The Company shall violate or breach any obligation of the Company in effect immediately prior to the commencement of the Protected Period (regardless whether such obligation be set forth in the Bylaws of the Company and/or in this Agreement or any other separate agreement entered into between the Company and Employee) to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company; or

(viii) The Company shall violate or breach any other material obligation of the Company owing to Employee in effect immediately prior to the commencement of the Protected Period relating to Employee’s employment with the Company, but only if such violation or breach (if capable of being remedied) shall continue unremedied for more than 15 days after written notice thereof is given by Employee to the Company; or

(ix) The Board (or any nominating committee of the Board) fails to recommend and support Employee’s re-election as a director of the Company if the Employee is a director of the Company immediately prior to the commencement of the Protected Period; or

(x) The Company shall fail to keep in force, for the benefit of Employee, directors’ and officers’ insurance policy with coverage amounts and scope equal to the coverage amounts and scope under such policy immediately prior to the commencement of the Protected Period; or

(xi) The Company fails to obtain from a successor (including a successor to a material portion of the business or assets of the Company a satisfactory assumption in writing of the Company’s obligations under this Agreement; or

(xii) The Company fails to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with the Employee’s position and Employee’s responsibilities to and position with the Company immediately prior to the Change of Control and not materially dissimilar to the office space, related facilities and support personnel provided to other executive officers of the Company or executive officers of similar stature in other businesses; or

(xiii) The Company notifies Employee of the Company’s intention not to observe or perform one or more of the obligations of the Company under this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first written above at Houston, Texas.

EMPLOYEE:

Randy Bayne

Notices in Care of:	Randy Bayne 3319 Mahrian Court Friendswood, Texas 77546

And to:	Varitek Industries, Inc. Randy Bayne, President & CEO

VARITEK INDUSTRIES, INC.

By: Richard C. Webb

Its: Chairman

And to:	Roger V. Davidson, Esq Ballard, Spahr, Andrews & Ingersoll, LLP 1225 17th Street, Suite 2300 Denver, CO 80202

Exhibit “A”

Duties of the President and Chief Executive Officer

The President and Chief Executive Officer shall report directly to the Board of Directors. All other officers and managers of the Company shall report through the appropriate channels to the Chief Executive Officer. The Chief Executive Officer shall be responsible for carrying out the mandates of the Board of Directors and generally shall have the ultimate responsibility for day-to-day operations of the Company and its operating divisions and subsidiaries. The Chief Financial Officer shall manage, supervise and direct all of the activities of the Company. Further, there may be one or more Vice Presidents designated to assist the Chief Financial Officer in the performance of his duties. The President and Chief Executive Officer generally shall do or cause to be done all things necessary or proper n carrying out the business of the Company in accordance with the provisions of applicable law, regulation and the mandates of the Board of Directors.

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Exhibit “B”

VARITEK INDUSTRIES, INC.

STOCK OPTION GRANT NOTICE

UNDER THE STOCK OPTION PLAN

Varitek Industries, Inc., a Texas corporation (the “Company”), pursuant to its Stock Option Plan (the “Plan”), hereby grants to the Optionee named below an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions set forth herein and in Attachments I, II and III, which are incorporated herein in their entirety. If applicable, it is also subject to Optionee’s employment agreement.

Optionee:	Randy Bayne

Date of Grant:	October 15, 2002
Shares Subject to Option:	1,200,000
Exercise Price Per Share:	$1.00
Expiration Date:	October 15, 2012

X Incentive Stock Option	Non-statutory Stock Option

Vesting Schedule:

This option shall vest and become exercisable in the following installments based on the Optionee’s Continuous Status as an Employee over a two-year period commencing as of October 15, 2002:

Number of Shares (Installment)	Date of Earliest Exercise (Vesting)
1,000,000	October 15, 2002
100,000	October 15, 2003
100,000	October 15, 2004

In addition, this option shall become fully vested pursuant to the terms specified in Section 10(b) of the Plan.

Payment: Payment of the exercise price of the option upon exercise thereof shall be by cash or check or by delivery of previously owned shares of the Company’s Common Stock.

Additional Terms/Acknowledgments: The Optionee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionee further acknowledges that as of the date of grant set forth above, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between the Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and

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written agreements on that subject with the exception of (i) options previously granted and delivered to the Optionee under the Plan, and (ii) the following agreements only:

Other Agreements:

VARITEK INDUSTRIES, INC. a Texas corporation		Randy Bayne

By:

Title:		Printed Name:

Date Signed:	,	Date Signed:	,

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Exhibit “C”

Profit Sharing Pool Plan

This Profit Sharing Pool Plan (“Plan”) is being adopted to provide incentive compensation to Employer’s most highly-compensated executive officers. Certain employees shall be eligible to participate in the Plan available for Employer’s senior executives, which shall be based on the financial performance of Employer as follows:

Level 1: If Employer reaches an annual sales level of $5 million, 10% of Employer’s total Net Profit before interest payments, taxes, depreciation and amortization (“EBITDA”) for such period shall be contributed to the pool.

Level 2: If Employer reaches an annual sales level of $10 million, 8% of Employer’s EBITDA for such period shall be contributed to the pool.

Level 3: If Employer reaches an annual sales level of $20 million, 4% of Employer’s EBITDA for such period shall be contributed to the pool.

Level 4: If Employer reaches an annual sales level of $40 million, 2% of Employer’s EBITDA for such period shall be contributed to the pool.

Level 5: If Employer reaches an annual sales level of $80 million, 1% of Employer’s EBITDA for such period shall be contributed to the pool.

The sales levels and amounts of contributions referred to above shall be cumulative and determined in accordance with generally accepted accounting principles consistently applied, except to the extent expressly provided otherwise herein. All milestone incentive package payments shall be determined and made annually based on the Employer’s results of operations for such fiscal year period, as audited by the Employer’s independent certified public accountants and shall be payable within 30 days of the receipt of the audit report.

No compensation payments will be due to any participant under the Plan until Employer reaches the annual sales level referred to in Level 1. The total pool shall in no case exceed the lesser of 10% of EBITDA or $2 million. Payments shall be made hereunder only to the extent determined to be financially feasible in the sole good faith discretion of Employer’s audit committee, which shall consist of that number of independent directors as may be required by SEC rules or rules promulgated by any securities exchange or Nasdaq.

Each executive officer’s participation in the pool shall be based on the sole discretion of the Employer’s compensation committee. Notwithstanding that, an employee’s participation may be negotiated as part of his or her employment agreement. If in the judgment of the members of the compensation committee, the Employer’s results for the year were impacted positively by the extraordinary contribution of the employee, the employee’s percentage share of the pool may be increased at the sole discretion of the compensation committee.

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Exhibit “D”

Arbitration Provisions and Guidelines

ARBITRATION AGREEMENT

A. Any dispute(s) or difference(s) which arise during the course of this Agreement and which either involve its interpretation or meaning, or relate to performance required hereunder shall be submitted to and resolved by binding arbitration; provided, however, that the parties are not waiving and are expressly reserving their right to seek injunctive relief by judicial process. Nevertheless, the parties may, by subsequent consent, agree to submit requests for injunctive relief to an arbitrator or arbitration panel.

B. If either party shall, in the opinion of the other party, be in breach of or default in the performance or observance of any term or condition of this Agreement, the non-defaulting party shall notify the defaulting party in writing of such fact, and the defaulting party shall have thirty (30) days from the receipt of such notice to remedy or correct such breach or default. If the non-defaulting party asserts that the breach of default has not been timely and properly cured, it may commence arbitration as described herein and ask the arbitrator to deem this Agreement terminated and/or to grant such relief as is shown to be appropriate.

C. In the event the parties are unable to agree upon an arbitrator to hear and resolve their differences (hereinafter the “Dispute”), each party shall designate one person licensed as an attorney in the state containing the headquarters of the Company. Said two attorneys shall select the neutral arbitrator. Unless agreed upon by the parties to the contrary, arbitration shall be by a single, neutral arbitrator (hereinafter, the “Arbitrator”).

D. If the two attorneys designated in the immediately preceding paragraph cannot agree on the selection of the Arbitrator, the matter of the selection of the Arbitrator shall be submitted to the presiding judge of the District Court for the jurisdictionally appropriate county in which the Company’s principal office is located. In such event, the selection shall be limited to one person from a panel of retired judges, each party hereto submitting three names for the court to consider and from which the Arbitrator shall be selected.

E. The Arbitrator shall have the full and absolute authority to interpret this Agreement, to deem conduct by the parties as either in compliance with or in breach of this Agreement, to terminate this Agreement, and (if a breach is found) to award appropriate damages or relief.

F. The Dispute shall be settled in accordance with then existing law of the state in which the Company’s headquarters are located. While evidence may be accepted, omitted, considered or excluded in the discretion of the Arbitrator, the Arbitrator shall be bound by that state’s rules of evidence and by the application of that state’s uniform act, if any, governing arbitration. The final decision of the Arbitrator shall be served on the parties, in writing, within 20 days after the conclusion of the arbitration hearing.

G. The Arbitrator’s decision shall be binding and conclusive. Neither party shall pursue, prosecute or otherwise file any legal action or proceeding (other than to seek injunctive

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relief as described above). Except as provided in the uniform act, if applicable, as provided above, no appeal shall be taken from the Arbitrator’s decision or from any subsequent court order confirming said decision.

H. The parties shall equally advance the costs incurred by arbitration. The Arbitrator, however, shall have the discretion to award such costs as well as attorneys’ fees to the party prevailing in the arbitration proceedings.

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